Company Contacts:
Stephen Wagman
Chief Financial Officer
Telephone: 800-542-4008
Email: investor@tousa.com

Hunter Blankenbaker
VP Investor and Corporate Communications
Telephone: 954-965-6606
Email: hblankenbaker@tousa.com

TOUSA Reports Fourth Quarter and Year-End
2006 Financial Results and Provides Update
On the Transeastern Joint Venture

Fourth quarter 2006 results include the following:

•	Net loss of $243.8 million, which includes $97.9 million of non-cash, pre-tax, impairment related charges and a $275.0 million pre-tax loss contingency relating to the proposed settlement for the potential restructuring of the Transeastern JV, which is described below

•	Homebuilding revenue of $688.4 million, a 6% increase from 2005

•	Consolidated home deliveries of 1,995, a 1% decrease from 2005

•	Consolidated net sales orders of 1,110, a 34% decrease from 2005

•	Home sales gross margin of 22.6%, excluding impairment and related charges

•	Cancellation rate on consolidated sales orders of 49%, compared to 22% in the fourth quarter of 2005

•	$33.8 million of cash flow from operations

Full year 2006 results include the following:

•	Net loss of $201.2 million, compared to net income of $218.3 million

•	Homebuilding revenue of $2.6 billion, compared to $2.5 billion

•	Consolidated home deliveries of 7,824, compared to 7,769

•	Stockholders’ equity of $774.8 million, or $13.00 per share

HOLLYWOOD, Fla., March 19, 2007 — Technical Olympic USA, Inc. (NYSE: TOA) today released financial results for the fourth quarter and year ended December 31, 2006.

Three Months Ended December 31, 2006

The Company reported a net loss for the fourth quarter of 2006 of $243.8 million ($4.09 per diluted share), compared to net income of $75.9 million ($1.23 per diluted share) reported in the fourth quarter of 2005.

The Company’s results for the fourth quarter of 2006 include a $275.0 million estimated pre-tax loss contingency relating to the potential restructuring of the Transeastern JV pursuant to a proposed settlement, which is described later in this press release. Also adversely impacting net income is $97.9 million of non-cash, pre-tax charges resulting from the write-down of assets including, inventory impairments and write-off of deposits and abandonment costs. Of this amount, $46.7 million of inventory impairments are related to active communities, and $51.2 million are related to land impairments, deposit write-offs and abandonment costs.

Excluding the impact of inventory impairments, deposit write-offs and abandonment costs, and estimated loss contingency, net income, using an effective tax rate of 35.7%, was $38.4 million (or $0.64 per diluted share, assuming 60.0 million diluted shares outstanding), a 49% decrease from last year’s record fourth quarter. Land sale losses during the fourth quarter 2006 were $5.4 million compared to a gain of $6.9 million in the prior year’s period.

Homebuilding revenues for the fourth quarter of 2006 were $688.4 million, a 6% increase from the $649.5 million in the fourth quarter of 2005. The increase in homebuilding revenues was due to an increase in the average sales price of consolidated homes delivered to $307,000 from $303,000. The total number of consolidated homes delivered decreased to 1,995 from 2,009 in the fourth quarter of 2005.

The Company’s gross profit margin, excluding impairment and related charges, as a percentage of home sales decreased 440 basis points in the fourth quarter of 2006 to 22.6% from 27.0% in the fourth quarter of 2005. Home sales gross profit was primarily impacted by higher incentives which increased 223% to $30,000 per delivery for the fourth quarter of 2006 from $9,300 per delivery for the fourth quarter of 2005.

“Despite our fourth quarter revenue growth over the record levels of 2005, the effects of the rapidly deteriorating housing market negatively impacted our net income,” said Antonio B. Mon, President and Chief Executive Officer of TOUSA. “Our margins declined due to our reducing prices and increasing incentives in order to maintain sales velocity in light of the larger issues of adverse market conditions, which include increased cancellations, decreased demand, too much supply, and low affordability. Additionally, these lower home prices and the expectation of continued downward pressure on home prices resulted in land related charges, further impacting our homebuilding results.”

Mr. Mon continued, “We are aggressively reacting to today’s current market challenges. We believe we are taking the right steps of maintaining sales velocity, reducing starts and carefully analyzing our inventory to correctly position ourselves for the eventual market recovery. As such, we continue to invest in our future and position our company for long-term success. We have already taken steps to streamline our organization, adjust our operating overhead, and improve our operational efficiency, and will continue our increased efforts of training our associates, improving customer service and using technology to improve our marketing, building and operating activities.”

SG&A expenses increased to $89.1 million for the three months ended December 31, 2006, from $76.2 million for the three months ended December 31, 2005. The increase was mainly attributable to a $13.2 million increase in direct sales and advertising costs, a $4.1 million increase in severance and contract termination costs, and $3.5 million in consulting and professional fees related to the potential restructuring of the Transeastern JV. Also impacting comparability, the Company recognized a credit of $3.9 million in the fourth quarter of 2005 related to its accounting for stock-based compensation, compared to a $0.9 million charge in the fourth quarter of 2006. Partially offsetting these increases were reductions in compensation and other corporate related overhead.

The Company reported consolidated net sales orders of 1,110 for the fourth quarter of 2006, a 34% decrease from the 1,673 reported in the fourth quarter of 2005. The sales value of consolidated net sales orders in the fourth quarter of 2006 was $347.2 million, a 33% decrease from the $516.4 million reported in the fourth quarter of 2005. The average price of the Company’s consolidated net sales orders in the fourth quarter of 2006 increased slightly to $313,000, compared to $309,000 reported in the fourth quarter of 2005. The Company’s consolidated cancellation rate for the fourth quarter of 2006 was 49%, compared to 22% in the fourth quarter of 2005.

The Company’s consolidated homes in backlog decreased 22% to 4,091 homes in the fourth quarter of 2006 from 5,272 homes in the fourth quarter of 2005. The Company’s consolidated sales value of homes in backlog decreased 17% to $1.4 billion in the fourth quarter of 2006, from $1.8 billion in the fourth quarter of 2005.

For the quarter ended December 31, 2006, the Company’s unconsolidated joint ventures (excluding the Transeastern JV) delivered 320 homes with an average sales price of $336,000, generating $107.4 million in homebuilding revenues. The Company’s joint ventures (excluding the Transeastern JV) reported negative 138 net sales orders, due the Company’s joint ventures proactive efforts to reassess the quality of its backlog. At December 31, 2006, the Company had 502 unconsolidated joint venture homes (excluding the Transeastern JV) in backlog with an aggregate sales value of $171.3 million. As of December 31, 2006, the Company’s unconsolidated joint ventures (excluding the Transeastern JV) controlled approximately 5,000 homesites. The Company excludes the results of the Transeastern JV due to the write off of its investment and its current expectation that the joint venture will not provide a contribution to the Company’s results.

EBITDA for the fourth quarter of 2006 was $84.6 million compared to $142.2 million in the fourth quarter of 2005. Please see the attached financial tables for a definition of EBITDA and a reconciliation thereof to net income for the periods presented.

Year Ended December 31, 2006

Homebuilding revenues for the full year were $2.6 billion, a 5% increase over the $2.5 billion reported in 2005. Consolidated deliveries increased 1% to 7,824 from 7,769 in 2005. The Company’s average sales price on consolidated delivered homes increased 7% to $312,000 for the year end December 31, 2006 from $292,000 for year end December 31, 2005.

The Company reported a net loss for the year ended December 31, 2006 of $201.2 million ($3.38 per diluted share), compared to net income of $218.3 million reported in the prior year. EBITDA for the year was $435.7 million, compared to $431.2 million in 2005.

Excluding the impact of inventory impairments, deposit write-offs and abandonment costs, and estimated loss contingency, net income, using an effective tax rate of 37.0% was $217.1 million (or $3.57 per diluted share, assuming 60.9 million diluted shares outstanding) for the year ended December 31, 2006, a 23% decrease from last year’s record year.

Home sales gross margin for the year excluding impairment and related charges was 24.0%, compared to 25.0% in the prior year. Land sale profits during 2006 were $6.3 million compared to $45.6 million in the prior year.

For the year ended December 31, 2006, the Company reported 6,583 consolidated net sales orders, a 24% decrease over the 8,614 reported in 2005.

Stockholder’s equity at December 31, 2006 was $774.9 million, a 20% decrease from the $971.3 million at December 31, 2005.

At December 31, 2006, we controlled approximately 64,700 consolidated homesites. Of this amount, the Company owned approximately 22,200 homesites and had option contracts on approximately 42,500 homesites.

“In response to a more challenging housing market, during the second half of 2006, we took action to improve our balance sheet and liquidity, which resulted in $33.8 million of cash flow from operations in the fourth quarter of 2006,” said Mr. Mon. “We are increasing our efforts to diligently manage our assets to strengthen our balance sheet, and in doing so, have established inventory targets based on current market conditions, existing inventory levels and our historical and projected results. Some of our divisions exceed these targeted levels and we are taking the necessary actions to bring inventory within these targeted levels. During the last six months of 2006, we sold land and abandoned our rights under option contracts which resulted in a 4,200 unit decline in our controlled homesites.”

“Some of the balance sheet improvement efforts we are focusing on as part of our asset management initiatives, include: limiting new arrangements to acquire land; engaging in bulk sales of land and unsold homes; reducing the number of homes under construction; re-negotiating terms or abandoning our rights under option contracts; considering other asset dispositions including the possible sale of underperforming assets, communities, divisions, and joint venture interests; and other initiatives designed to monetize our assets. As challenging market conditions continue, we expect to see a further decline in inventory as we attempt to align our inventory levels to housing demand. We believe these actions will strengthen our balance sheet and improve our liquidity by generating cash flow; however, many of these actions may result in charges to earnings.”

2007 Outlook

Due to the lack of visibility into the remainder of 2007, including the timing of a recovery and the level of future asset impairments and option deposit write-offs, the Company is not providing 2007 earnings guidance at this time.

“Our focus for the remainder of the year is on working on our operational initiatives of reducing inventory, limiting our speculative building, focusing on pre-sale homes, generating cash and improving our liquidity. Taking these steps today will enable TOUSA to focus on the right balance of growth and balance sheet strength in the future.” said Mr. Mon. “We do not anticipate the fundamental issue of supply exceeding demand to correct in 2007. As such, we will continue to balance home price and profitability with sales velocity and expect continued pressure on our margins throughout 2007.”

Transeastern JV

TOUSA acquired its 50% interest in the Transeastern JV on August 1, 2005, when the Transeastern JV acquired substantially all of the homebuilding assets and operations of Transeastern Properties, Inc., including work in process, finished lots and certain land option rights. The Transeastern joint venture paid approximately $826.2 million for these assets and operations (which included the assumption of $112.0 million of liabilities and certain transaction costs, net of $30.1 million of cash). The other member of the joint venture is an entity controlled by the former majority owners of Transeastern Properties. TOUSA continues to function as the managing member of the Transeastern JV through the Company’s wholly owned subsidiary, TOUSA Homes L.P.

Upon formation of the Transeastern JV, for the benefit of the senior and mezzanine lenders to the joint venture, TOUSA entered into completion guarantees relating to the completion of certain development activities in process as of August 1, 2005, the payment of certain related project costs, and the payment, bonding or removal of certain mechanics’ liens in the event the joint venture failed to complete these activities (the “Completion Guarantees”). TOUSA also entered into carve-out guarantees to indemnify the lenders for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements arising out of fraud or material misrepresentation by any of the borrowing entities, misappropriation by the borrowing entities of certain payments, improper use of insurance proceeds, intentional misconduct or waste with respect to the collateral, and/or failure to maintain insurance or pay taxes (the “Carve-Out Guarantees”). The other member of the joint venture also executed carve-out guarantees, however, if it is determined that the lenders’ losses are a result of TOUSA’s acts or omissions, TOUSA must indemnify the other member for any damages it suffers under the guarantees. In addition, under the Carve-Out Guarantees if TOUSA, the joint venture or any of its subsidiaries files for bankruptcy protection, TOUSA may be responsible for payment of the full amount of the outstanding loans. As of December 31, 2006, the Transeastern JV had approximately $625.0 million of bank debt outstanding of which $400.0 million was senior debt.

TOUSA received demand letters from the administrative agent for the lenders to the Transeastern JV demanding payment under the Completion Guarantees and Carve-Out Guarantees. The demand letters allege that potential defaults and events of default have occurred under the credit agreements and that such potential defaults or events of default have triggered the Company’s obligations under the Guarantees. The lenders claim that TOUSA’s guarantee obligations equal or exceed all of the outstanding obligations under each of the credit agreements and that TOUSA is liable for default interest, cost and expenses. In addition, the administrative agent on the senior debt has, among other things, recently demanded the accrual of a 50 basis point forbearance fee, the accrual of default interest, and a 25 basis point increase in the interest rate and letter of credit fees on the senior debt.

TOUSA has disputed and continues to dispute these allegations. However, the Company continues to engage in settlement discussions with representatives of the current lenders to the Transeastern JV and with the other member of the joint venture. As part of these discussions, TOUSA has proposed a structure in which either the joint venture or the successor to some or all of its assets would become TOUSA’s wholly or majority owned subsidiary. The proposal also contemplates paying the joint venture’s $400.0 million of senior debt in full through the incurrence of additional indebtedness. In connection with these negotiations TOUSA is evaluating various financing alternatives. TOUSA would require third party financing to facilitate this transaction as well as an amendment to its secured credit facility permitting this to occur. Although TOUSA is in discussions with its banks relative to this financing, there is no assurance that it will be successful or that this financing would be on terms acceptable to TOUSA.

A settlement with the joint venture’s mezzanine lenders, if one is reached, could result in, among other things, the issuance of equity and/or debt securities by TOUSA or one of its subsidiaries, including the joint venture. TOUSA is also in discussions regarding the joint venture’s obligations with respect to terminating the joint venture’s rights under option contracts and any obligations under its completion guarantees and construction obligations. In connection with making the joint venture the Company’s wholly or majority owned subsidiary, TOUSA is in discussions with the other member of the joint venture which consider, among other things, releasing potential claims, terminating the joint venture’s rights under land bank arrangements to purchase certain properties in which the member’s affiliates have interests, and releasing the joint venture from its obligations with respect to certain properties including land bank arrangements. Although to date the interested parties have agreed to extend the rights under the agreements through payment of fees, to preserve the joint venture’s rights under the land bank arrangements, or for other reasons, the lenders to the joint venture could cause their respective joint venture borrower to file for bankruptcy at any time. The mezzanine lenders have asserted that they can trigger full recourse liability against the Company by exercising certain rights that would allow those lenders to acquire control of the mezzanine borrowers. The mezzanine lenders have further asserted that if they do so, a voluntary bankruptcy filing by the operating company of the Transeastern JV, at the ultimate direction of the mezzanine lenders, would trigger full recourse liability against the Company. The Company disputes that a voluntary bankruptcy filed at the direction of the mezzanine lenders, either directly or indirectly, would trigger full recourse liability.

There is no assurance that TOUSA will be able to reach satisfactory settlements in these negotiations. Any settlements are likely to involve the Company having to incur more indebtedness which could, among other things, increase its debt servicing obligations and reduce its ability to incur indebtedness in the future.

While TOUSA remains committed to working with all interested parties to achieve a consensual global resolution, settlement discussions are ongoing and the Company may be unable to agree to a settlement with the lenders or other parties, including obtaining necessary consents and financings. Even if a settlement is reached, TOUSA cannot predict the outcome of any such settlement, including the cash or other contributions the Company may have to make in order to effectuate any such settlement if there is one at all. Additionally, TOUSA may choose to pursue other strategies and alternatives with respect to the joint venture. If the Company is unable to reach a settlement and become liable under some or all of the guarantees, it may have a material adverse affect on the Company’s business and liquidity and defaults under documents governing its existing indebtedness could occur which may require the Company to consider all of its alternatives in restructuring its business and its capital structure.

For its fiscal year end November 30, 2006, the Transeastern JV recorded a net loss of $468.0 million. A significant portion of the Transeastern JV loss can be attributed to $279.8 million in inventory impairments and write-off of land deposits and abandonment costs. The joint venture also recorded $176.6 million of impairment charges on goodwill and other intangible assets during fiscal 2006. After recognizing the impairment charges discussed above, the carrying value of the Transeastern JV’s assets at November 30, 2006 approximated $471.0 million, of which $293.9 million represented land and construction in progress. At November 30, 2006, the liabilities of the Transeastern JV amounted to $810.6 million, of which $625.0 million represents the bank debt. At November 30, 2006, the joint venture’s liabilities exceeded its assets by $339.6 million and there is substantial doubt about the joint venture’s ability to continue as a going concern without a complete restructuring of its debt and equity structure or an infusion of additional capital by its members. This is evidenced by the going concern opinion the Transeastern JV received in its November 30, 2006 audited financial statements.

As result of these and other factors, during the year ended December 31, 2006, TOUSA evaluated the recoverability of its investment in the Transeastern JV, under APB 18, “The Equity Method of Accounting for Investments in Common Stock,” and determined its investment to be fully impaired. As of December 31, 2006, the Company wrote-off $145.1 million related to its investment in the Transeastern JV, which included $31.3 million of member loans receivable and $21.4 million of receivables for management fees, advances and interest due to TOUSA from the Transeastern JV. TOUSA’s write-off of $145.1 million is included in loss from joint ventures in the accompanying consolidated statement of operations.

In accordance with SFAS No. 5, Accounting for Contingencies (“SFAS 5”), TOUSA has evaluated whether any amount should be accrued in connection with a potential restructuring of the Transeastern JV as discussed above. In accordance with SFAS 5, the Company has accrued $275.0 million (reflecting its estimate of the low end of the range of a potential loss as determined by taking the difference between the estimated fair market value of the consideration the Company expects to pay in connection with the global settlement less the estimated fair market value of the business the Company would acquire pursuant to its proposal) which is presented as a separate line item in its consolidated statement of operations for the year ended December 31, 2006 and is included in accounts payable and other liabilities in its consolidated statement of financial condition as of December 31, 2006. No assurance can be given as to what amounts would have to be ultimately paid in any settlement if one can be reached at all.

Amendment to Credit Facility

TOUSA has amended its $800 million credit facility to reduce its minimum interest coverage ratio. Previously at a ratio 2.0 to 1 for EBITDA (as defined therein) to interest incurred, the amended covenant allows the Company to maintain a ratio equal to or greater than 1.35 to 1 for its third and fourth quarters of 2007. For the year ended, the Company’s EBITDA to interest incurred ratio was 4.0 to 1.

Conference Call and Web Cast

The Company will hold a conference call and web cast on Monday, March 19, 2007 at 4:30 p.m. Eastern Time to discuss financial results for the fourth quarter and year ended December 31, 2006.

Dial-In Information

Please dial (866) 700-0133 (domestic) or (617) 213-8831 (international) and use the pass code 18597398. Participants must dial in 5 to 10 minutes prior to the scheduled start time for registration.

Web Cast Information

This call is being web cast by CCBN and can be accessed through the TOUSA’s web site at www.tousa.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Replay:

If you are unable to participate on the call, a replay will be available starting at 8:00 p.m. Eastern Time on March 19, 2007 and will run through 12:00 a.m. Eastern Time on April 2, 2007. The replay telephone numbers are (888) 286-8010 (domestic) and (617) 801-6888 (international) and the code is 27366661.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, and typically include the words “anticipate”, “believe”, “expect”, “estimate”, “project”, and “future.” Specifically, this press release contains forward-looking statements including with respect to (i) our 2007 outlook, (ii) the strength of our business and demand for our homes, (iii) the 2007 housing market, (iv) population, job, and economic growth in our markets, (v) our net sales orders in the near term, and (vi) our ability to resolve issues surrounding the Transeastern JV or obtain financing related to the resolution. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to these forward-looking statements, including those described above, these factors include (i) events which would impede the ability of the Company to open new communities and/or deliver homes within anticipated timeframes and/or within anticipated budgets, such as unexpected delays in construction and development schedules, including those due to governmental regulations or approvals, or shortages in or increased costs of materials or subcontractor labor, (ii) events or changes in factors that may impact the ability, or willingness, of customers to enter into or close on new home purchases, such as increases in interest or unemployment rates or a decline in consumer confidence or the demand for, or the prices of, housing, (iii),the impact of other events over which the Company has little or no control, such as weather conditions or terrorist activities or attacks, (iv) the terms of, and our ability to realize the expected benefits from, our joint ventures, and (v) the internal need, and external demand, for land within our portfolio. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-q for the quarter ended September 30, 2006, filed with the Commission on November 14, 2006.

About TOUSA
Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,
	2006	2005
HOMEBUILDING:
Revenues:
Home sales	$613.3	$609.3
Land sales	75.1	40.2

	688.4	649.5
Cost of sales:
Home sales	474.4	444.8
Land sales	80.5	33.3
Inventory impairments and abandonment costs	97.9	5.2

	652.8	483.3

Gross profit	35.6	166.2
Selling, general and administrative expenses	89.1	76.2
(Income) loss from joint ventures, net	(5.6)	(21.7)
Provision for settlement of loss contingency	275.0
Goodwill impairment	—	—
Other (income) expense, net	0.2	(2.9)

Homebuilding pretax income	(323.1)	114.6
FINANCIAL SERVICES:
Revenues	14.9	12.7
Expenses	9.3	10.9

Financial Services pretax income	5.6	1.8

Income (loss) before provision for income taxes	(317.5)	116.4
Provision (benefit) for income taxes	(73.7)	40.5

Net income (loss)	$(243.8)	$75.9

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(4.09)	$1.27

Diluted	$(4.09)	$1.23

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	59,590,519	59,542,443

Diluted	59,590,519	61,074,195

CASH DIVIDENDS PER SHARE	$0.015	$0.012

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)

	Year Ended December 31,
	2006	2005	2004
HOMEBUILDING:
Revenues:
Home sales	$2,439.1	$2,266.6	$1,985.0
Land sales	134.9	194.9	115.8

	2,574.0	2,461.5	2,100.8
Cost of sales:
Home sales	1,854.7	1,700.2	1,591.7
Land sales	128.6	149.3	75.9
Inventory impairments and abandonment costs	155.5	7.1	4.8

	2,138.8	1,856.6	1,672.4

Gross profit	435.2	604.9	428.4
Selling, general and administrative expenses	376.2	322.9	251.7
(Income) loss from joint ventures, net	48.1	(45.7)	(3.2)
Provision for settlement of loss contingency	275.0	—	—
Goodwill impairment	5.7	—	—
Other (income) expense, net	(4.1)	(8.7)	(1.8)

Homebuilding pretax income (loss)	(265.7)	336.4	181.7
FINANCIAL SERVICES:
Revenues	63.3	47.5	34.5
Expenses	41.8	39.0	26.2

Financial Services pretax income	21.5	8.5	8.3

Income (loss) before provision (benefit) for income taxes	(244.2)	344.9	190.0
Provision (benefit) for income taxes	(43.0)	126.6	70.4

Net income (loss)	$(201.2)	$218.3	$119.6

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$(3.38)	$3.82	$2.13

Diluted	$(3.38)	$3.68	$2.08

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	59,582,697	57,120,031	56,060,371

Diluted	59,582,697	59,359,355	57,410,700

CASH DIVIDENDS PER SHARE	$0.060	$0.057	$0.036

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in millions, except par value)

	December 31, 2006	December 31, 2005
ASSETS
HOMEBUILDING:
Cash and cash equivalents:
Unrestricted	$49.4	$26.2
Restricted	3.8	3.1
Inventory:
Deposits	229.6	218.5
Homesites and land under development	751.7	652.5
Residences completed and under construction	876.4	745.2
Inventory not owned	338.5	124.6

	2,196.2	1,740.8
Property and equipment, net	30.0	27.1
Investments in unconsolidated joint ventures	129.0	254.5
Receivables from unconsolidated joint ventures, net of allowance of $54.8 million at December 31, 2006	27.2	60.5
Other assets	237.1	133.2
Goodwill	104.0	108.8

	2,776.7	2,354.2
FINANCIAL SERVICES:
Cash and cash equivalents:
Unrestricted	6.8	8.7
Restricted	4.2	3.1
Mortgage loans held for sale	41.9	43.9
Other assets	12.6	12.8

	65.5	68.5

Total assets	$2,842.2	$2,422.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
HOMEBUILDING:
Accounts payable and other liabilities	$563.5	$329.4
Customer deposits	63.2	79.3
Obligations for inventory not owned	338.5	124.6
Notes payable	1,060.7	811.6
Bank borrowings	—	65.0
	2,025.9	1,409.9
FINANCIAL SERVICES:
Accounts payable and other liabilities	6.0	6.4
Bank borrowings	35.4	35.1

	41.4	41.5

Total liabilities	2,067.3	1,451.4
Commitments and contingencies	—	--
Stockholders’ equity:
Preferred stock — $0.01 par value; 3,000,000 shares
authorized; none issued or outstanding	—	—
Common stock — $0.01 par value; 97,000,000 shares authorized and 59,590,519 and 59,554,977 shares issued and outstanding at December 31, 2006, and December 31, 2005, respectively	0.6	0.6
Additional paid-in capital	481.2	480.5
Unearned compensation	—	(7.7)
Retained earnings	293.1	497.9

Total stockholders’ equity	774.9	971.3

Total liabilities and stockholders’ equity	$2,842.2	$2,422.7

See accompanying notes to consolidated financial statements.

Selected Homebuilding Operations and Financial Data

The following tables set forth selected operational and financial data for our Homebuilding operations for the periods indicated (dollars in millions, except average price in thousands):

	Year Ended December 31,
	2006			2005			2004
Deliveries:	Homes	$		Homes	$		Homes	$

Consolidated:
Florida..............................	2,742		$999.2	2,785		$829.4	2,361		$632.8
Mid-Atlantic.....................	683		258.8	697		290.3	562		235.3
Texas.................................	2,946		721.7	2,059		500.6	1,827		459.9
West.................................	1,453		459.4	2,228		646.3	2,471		657.0
Consolidated total..................	7,824		2,439.1	7,769		2,266.6	7,221		1,985.0
Unconsolidated joint ventures:
Florida* ............................	—		—	—		—	—		—
Mid-Atlantic........................	108		31.2	185		55.5	61		16.0
West.................................	1,670		590.7	1,134		382.0	55		18.7
Total unconsolidated joint ventures:	1,778		621.9	1,319		437.5	116		34.7
Combined total........................	9,602		$3,061.0	9,088		$2,704.1	7,337		$2,019.7

*Excludes Transeastern JV deliveries of 2,173 and 347, including revenues of $659.3 million and $106.6 million for our years ended December 31, 2006 and 2005, respectively.

	Year Ended December 31,
	2006			2005			2004
Net Sales Orders (1):	Homes	$		Homes	$		Homes	$

Consolidated:
Florida..............................	2,028		$809.2	2,794		$959.2	3,711		$1,107.8
Mid-Atlantic.....................	588		227.8	597		243.1	682		289.0
Texas.................................	2,904		731.1	2,754		682.6	1,876		473.9
West.................................	1,063		345.6	2,469		817.6	3,274		942.0
Consolidated total..................	6,583		2,113.7	8,614		2,702.5	9,543		2,812.7
Unconsolidated joint ventures:
Florida* ............................	10		4.7	4		1.7	32		7.8
Mid-Atlantic........................	74		18.0	141		47.3	160		44.8
West.................................	580		161.0	1,477		548.0	198		65.0
Total unconsolidated joint ventures:	664		183.7	1,622		597.0	390		117.6
Combined total........................	7,247		$2,297.4	10,236		$3,299.5	9,933		$2,930.3

(1) Net of cancellations

* Excludes Transeastern JV net sales orders of (208) and 387 with a sales value of $(46.3) million and $118.4 million, respectively, including cancellations of 1,049 and 108 for our years ended December 31, 2006 and 2005, respectively.

	Year ended December 31,
	2006				2005				2004
				Avg
Sales Backlog:	Homes	$		Price	Homes	$		Avg Price	Homes	$		Avg Price

Consolidated:
Florida	2,228		$851.9	$382	2,937		$1,036.7	$353	2,896		$898.9	$310
Mid-Atlantic	206		80.5	$391	246		94.7	$385	346		141.9	$410
Texas	1,196		328.7	$275	1,238		319.3	$258	543		137.3	$253
West	461		189.9	$412	851		303.8	$357	1,309		388.9	$297

Consolidated total*	4,091		1,451.0	$355	5,272		1,754.5	$333	5,094		1,567.0	$308
Unconsolidated joint ventures:
Florida*	46		14.2	$308	36		9.5	$264	32		7.8	$242
Mid-Atlantic	3		1.3	$434	92		31.3	$341	136		39.5	$291
West	453		155.8	$344	1,543		585.5	$379	501		163.1	$326

Total unconsolidated joint ventures	502		171.3	$341	1,671		626.3	$375	669		210.4	$314

Combined total	4,593		$1,622.3	$353	6,943		$2,380.8	$343	5,763		$1,777.4	$308

(1) Includes acquired backlog.

* Excludes for our years ended December 31, 2006, 2005 and 2004, the Transeastern JV homes in backlog of 697 and 3,078 with a sales value of $194.3 million and $886.2 million, respectively.

	Year Ended December 31,
	2006		2005		2004
		Sales		Sales		Sales
Average Price:	Deliveries	Orders	Deliveries	Orders	Deliveries	Orders

Consolidated:
Florida..............................	$364	$399	$298	$343	$268	$299
Mid-Atlantic.....................	$379	$387	$417	$407	$419	$424
Texas..............................	$245	$252	$243	$248	$252	$253
West.................................	$316	$325	$290	$331	$266	$288
Consolidated total..................	$312	$321	$292	$314	$275	$295
Unconsolidated joint ventures:
Florida..............................	$—	$476	$—	$410	$—	$242
Mid-Atlantic.....................	$289	$243	$300	$336	$263	$280
West.................................	$354	$278	$337	$371	$339	$329
Total unconsolidated joint ventures	$350	$277	$332	$368	$299	$301
Combined total.....................	$319	$317	$298	$322	$275	$295

Non-GAAP Financial Information

EBITDA

	Three Months Ended		Year Ended
	December 31,		December 31,
(dollars in millions)	2006	2005	2006	2005
Net income	$(243.7)	$75.9	$(201.2)	$218.3
Add: income taxes	(73.6)	40.5	(43.0)	126.6
Add: interest in cost of sales	21.0	17.4	76.4	66.3
Add: depreciation and amortization expense	3.9	3.3	14.5	13.0
Add: non-cash impairment charges	377.2	5.1	589.0	7.0

EBITDA (1)	$84.6	$142.2	$435.7	$431.2

(1) EBITDA for the full year 2007 will be calculated in the same way.

EBITDA is the sum of net income before: (a) income taxes, (b) amortization of capitalized interest in cost of sales, (c) depreciation and amortization, and (d) non-cash impairment charges. The Company included information concerning EBITDA because it believes that it is an indication of the profitability of its core operations and reflects the changes in its operating results. The Company does not use EBITDA as a measure of its liquidity because it does not believe it is a meaningful indication of its cash flow. EBITDA is not required by accounting principles generally accepted in the United States (GAAP), and other companies may calculate EBITDA differently. EBITDA should not be considered as an alternative to operating income or to cash flows from operating activities (as determined in accordance with GAAP) and should not be construed as an indication of the Company’s operating performance or a measure of its liquidity. The Company’s non-GAAP measure has certain material limitations as follows:

•	It does not include interest expense. Because the Company has borrowed money in order to finance its operations, interest expense is a necessary element of its costs and ability to generate revenue. Therefore any measure that excludes interest expense has material limitations;

•	It does not include depreciation and amortization expense. Because the Company uses capital assets, depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue. Therefore any measure that excludes depreciation and amortization expense has material limitations;

•	It does not include income taxes. Because the payment of income taxes is a necessary element of the Company’s operations, any measure that excludes tax expense has material limitations; and

•	It does not include non-cash impairment charges. Because impairment charges are a measure of the decrease in the fair value of the Company’s assets, any measure that excludes impairment charges has a material limitations.

The Company compensates for these limitations by using EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of its operating results.

A reconciliation of EBITDA to net income, the most directly comparable GAAP performance measure, is provided above

Homebuilding Net Debt to Capital Ratio

	Homebuilding net debt to capital
(dollars in millions)	December 31, 2006	December 31,
		2005
Notes payable	$1060.7	$811.6
Bank borrowings	—	65.0

Homebuilding borrowings(1)	$1060.7	$876.6
Less: unrestricted cash	49.4	26.2
Homebuilding net debt	$1011.3	$850.4
Stockholders’ equity	774.9	971.3

Total capital(2)	$1,786.2	$1,821.7
Ratio	56.6%	46.7%

(1)	Does not include obligations for inventory not owned of $338.5 million at December 31, 2006 and $124.6 million at December 31, 2005, all of which are non-recourse to us.

(2)	Does not include Financial Services bank borrowings of $35.4 million at December 31, 2006 and $35.1 million at December 31, 2005.

Homebuilding net debt to capital is not a financial measure required by generally accepted accounting principles (“GAAP”) and other companies may calculate it differently. We have included this information as we believe that the ratio of Homebuilding net debt to capital provides comparability among other publicly-traded homebuilders. In addition, management uses this information in measuring the financial leverage of our homebuilding operations, which is our primary business. Homebuilding net debt to capital has limitations as a measure of financial leverage because it excludes Financial Services bank borrowings and it reduces our Homebuilding debt by the amount of our unrestricted cash. Management compensates for these limitations by using Homebuilding net debt to capital as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial leverage. It should not be construed as an indication of our operating performance or as a measure of our liquidity.

Supplemental Information:

We generate revenues from our homebuilding operations (“Homebuilding”) and financial services operations (“Financial Services”), which comprise our two principal business segments. Through our Homebuilding operations we design, build and market high-quality detached single-family residences, town homes and condominiums in various metropolitan markets in ten states located in four major geographic regions which are also our reportable segments: Florida, the Mid-Atlantic, Texas and the West.

Florida	Mid-Atlantic	Texas	West
Central Florida	Baltimore/Southern Pennsylvania	Austin	Colorado

Jacksonville	Delaware	Dallas/Ft. Worth	Las Vegas

Southeast Florida	Nashville	Houston	Phoenix

Southwest Florida	Northern Virginia	San Antonio

Tampa /St. Petersburg

We conduct our Homebuilding operations through our consolidated subsidiaries and through various unconsolidated joint ventures that additionally build and market homes. None of these joint ventures is consolidated. At December 31, 2006, our investment in and receivables due from these unconsolidated joint ventures were $129.0 million and $27.2 million, respectively.

In addition to the use of joint ventures, we also seek to use option contracts to acquire land whenever feasible. Option contracts allow us to control significant homesite positions with minimal capital investment and substantially reduce the risks associated with land ownership and development. At December 31, 2006, our consolidated operations controlled approximately 64,700 homesites. Of this amount, we owned approximately 22,200 homesites and had option contracts on approximately 42,500 homesites. In addition, our unconsolidated joint ventures (excluding the Transeastern JV) controlled approximately 5,000 homesites. Based on current housing market conditions and our asset management efforts, we have curtailed approving new land acquisitions in most of our markets, except Texas.

As part of our land acquisition strategy, from time to time we use our capital to control, acquire and develop larger land parcels that could yield homesites exceeding the requirements of our homebuilding activities. These large land transactions are characterized by low costs per homesite where development will not begin for 3 to 5 years. These additional homesites are typically sold to other homebuilders. We confine these activities to selected land-constrained markets where we believe land supplies will remain constrained and opportunities for land sale profits are likely to continue for a period of time. At December 31, 2006, of the 22,200 owned homesites, 7,600 homesites are part of this strategy. Of the 42,500 homesites controlled through option contracts, 10,000 homesites are also part of this strategy. At December 31, 2006, deposits controlling the homesites under option approximated $13.4 million.

Total Controlled Homesites by our Homebuilding Operations (Excluding the Transeastern JV)

Controlled homesites represent homesites either owned or under option by our consolidated subsidiaries or by our unconsolidated joint ventures that build and market homes. As part of our controlled homesites, we do not include homesites included in land development joint ventures for which we do not intend to build homes as these homesites are not controlled for our homebuilding operations. These joint ventures will acquire and develop land to be sold to us for use in our homebuilding operations or sold to others. As of December 31, 2006 and December 31, 2005 these joint ventures owned 3,100 and 2,800 homesites, respectively. Of these amounts, we had options to acquire 500 and 900 homesites, which are included in our consolidated homesites under option. Any profits generated from the purchase of homesites from these joint ventures are deferred until the ultimate sale to an unrelated third party. The table below summarizes our controlled homesite supply as of December 31, 2006 and December 31, 2005.

	December 31, 2006			December 31, 2005
						Total
	Owned	Optioned	Total Controlled	Owned	Optioned	Controlled
Consolidated	22,200	42,500	64,700	22,000	46,900	68,900
Unconsolidated joint ventures	2,900	2,100	5,000	2,900	2,300	5,200

Combined total	25,100	44,600	69,700	24,900	49,200	74,100

Owned and Optioned Land Summary for our Consolidated Operations

The following is a summary of our consolidated controlled homesites:

	December 31, 2006			December 31, 2005
						Total
Region	Owned	Optioned	Total Controlled	Owned	Optioned	Controlled

Florida	6,800	11,000	17,800	5,300	14,800	20,100
Mid-Atlantic	800	2,700	3,500	600	6,700	7,300
Texas	3,800	10,900	14,700	5,600	6,800	12,400
West	10,800	17,900	28,700	10,500	18,600	29,100

Total	22,200	42,500	64,700	22,000	46,900	68,900

The following is a summary breakdown of our owned homesites:

	Residences Completed or		Homesites Finished or Under		Raw Land Held for Future
	Under Construction		Development		Development		Total
Region	12/31/06	12/31/05	12/31/06	12/31/05	12/31/06	12/31/05	12/31/06	12/31/05

Florida	1,700	2,000	3,500	3,100	1,700	200	6,900	5,300
Mid-Atlantic	300	300	500	300	—	—	800	600
Texas	1,200	1,200	1,400	2,900	1,100	1,500	3,700	5,600
West	800	900	2,200	2,100	7,800	7,500	10,800	10,500

Total	4,000	4,400	7,600	8,400	10,600	9,200	22,200	22,000

Homebuilding Operations. For the year ended December 31, 2006, total consolidated home deliveries increased 1%, consolidated revenues increased 5%, and consolidated net sales orders decreased 24% as compared to the year ended December 31, 2005. For the year ended December 31, 2006, we had a net loss of $201.2 million as compared to net income of $218.3 million for the year ended December 31, 2005. For the year ended December 31, 2006, our unconsolidated joint ventures (excluding the Transeastern JV) had a decrease in net sales orders of 59% and an increase in deliveries of 35% as compared to the year ended December 31, 2005.

Consolidated sales value in backlog at December 31, 2006 as compared to December 31, 2005 decreased by 17% to $1.4 billion. Our joint ventures (excluding the Transeastern JV) had an additional $171.3 million in sales value in backlog at December 31, 2006. Our consolidated sales orders cancellation rate was approximately 32% for the year ended December 31, 2006 as compared to 18% for the year ended December 31, 2005. The increase in the cancellation rate is a result of the challenging housing market which we discuss in further detail below.

We build homes for inventory (speculative homes) and on a pre-sold basis. At December 31, 2006, we had 4,000 homes completed or under construction on a consolidated basis compared to 4,400 homes at December 31, 2005. Approximately 34% of these homes were unsold at December 31, 2006 compared to 26% at December 31, 2005. At December 31, 2006, we had 293 completed unsold homes in our inventory on a consolidated basis, up 109% from 140 homes at December 31, 2005. Approximately 34% of our completed, unsold homes at December 31, 2006 had been completed for more than 90 days. As part of our asset management strategy, we are focusing our efforts on addressing our inventory levels and timing our construction starts, together with other actions, to strengthen our balance sheet.

Once a sales contract with a buyer has been approved, we classify the transaction as a “new sales order” and include the home in “backlog.” Such sales orders are usually subject to certain contingencies such as the buyer’s ability to qualify for financing. At closing, title passes to the buyer and a home is considered to be “delivered” and is removed from backlog. Revenues, which are net of buyer incentives, and cost of sales are recognized upon the delivery of the home, land or homesite when title is transferred to the buyer. We estimate that the average period between the execution of a sales contract for a home and closing is approximately four months to over a year for pre-sold homes; however, this varies by market. The principal expenses of our Homebuilding operations are (i) cost of sales and (ii) selling, general and administrative (“SG&A”) expenses. Costs of home sales include land and land development costs, home construction costs, previously capitalized indirect costs, capitalized interest and estimated warranty costs. SG&A expenses for our Homebuilding operations include administrative costs, advertising expenses, on-site marketing expenses, sales commission costs, and closing costs. Sales commissions are included in selling, general and administrative costs when the related revenue is recognized. As used herein, “Homebuilding” includes results of home and land sales. “Home sales” includes results related only to the sale of homes.

Outlook. Our Homebuilding results reflect the continued deterioration of conditions in most of our markets throughout 2006 characterized by record levels of new and existing homes available for sale, reduced affordability and diminished buyer confidence. Our markets continue to experience similar patterns of lower traffic, increased cancellations, higher incentives and lower margins. In addition, speculative investors are canceling existing contracts and reducing prices on homes previously purchased contributing to the oversupply of homes available for sale.

The slowdown in the housing market has led to increased sales incentives, increased pressure on margins, higher cancellation rates, increased advertising expenditures and broker commissions, and increased inventories. We expect our gross margin on home sales to be negatively impacted due to increased sales incentives and a product mix shift to markets with historically lower margins. We are responding to these situations by analyzing each community to determine our profit and sales absorption goals as well as implementing the following asset management efforts in connection with reducing our inventory levels:

•	limiting new arrangements to acquire land;

•	engaging in bulk sales of land and unsold homes;

•	reducing the number of homes under construction;

•	re-negotiating terms or abandoning our rights under option contracts;

•	considering other asset dispositions including the possible sale of underperforming assets, communities, divisions and joint venture interests;

•	further reducing inventory target levels; and

•	other initiatives designed to monetize our assets.

In addition, we are working with our suppliers to reduce materials and labor costs; and actively managing our general and administrative costs to increase efficiencies, reduce costs and streamline our operations. We believe these actions will strengthen our balance sheet and improve our liquidity by generating cash flow; however, many of these actions may result in charges to earnings. We plan to set measurable goals, track these goals closely and incentivize those persons responsible for effectuating these actions.

Financial Services Operations. To provide homebuyers with a seamless home purchasing experience, we have a complementary financial services business which provides mortgage financing and settlement services and offers title, homeowners’ and other insurance products to our homebuyers and others. Our mortgage financing operation derives most of its revenues from buyers of our homes, although it also offers its services to existing homeowners refinancing their mortgages. Our title and settlement services and our insurance agency operations are used by our homebuyers and a broad range of other clients purchasing or refinancing residential or commercial real estate. Our mortgage financing operations’ revenues consist primarily of origination and premium fee income, interest income, and the gain on the sale of the mortgages. Our title operations’ revenues consist primarily of fees and premiums from title insurance and settlement services. The principle expenses of our Financial Services operations are SG&A expenses, which consist primarily of compensation and interest expense on our warehouse lines of credit.

In 2006, approximately 3-5% of the homebuyers that utilized our mortgage subsidiary obtained sub-prime loans. We define a sub-prime loan as one where the buyer’s FICO score is below 620 and is not an FHA or VA loan. As of December 31, 2006, approximately 5-7% of our backlog that utilized our mortgage subsidiary included homebuyers seeking sub-prime financing. Recent initiatives to tighten the underwriting standards of the sub-prime market could make mortgage funds less available to these customers in our backlog, as well as decrease future demand from these buyers. Additionally, we do not know the impact that the tightening of credit standards in the sub-prime market will have on the Alt-A and prime loans. To the extent that underwriting standards tighten up for this portion of our customer base and limit the availability of this type of mortgage financing, demand from this customer base could be reduced which would adversely impact our revenues.

Results of Operations — Consolidated

Fiscal Year 2006 compared to Fiscal Year 2005

Total revenues increased 5% to $2.6 billion for the year ended December 31, 2006, from $2.5 billion for the year ended December 31, 2005. This increase is attributable to an increase in Homebuilding revenues of 5%, and an increase in Financial Services revenues of 33%.

For the year ended December 31, 2006, we had a loss before benefit for income taxes of $244.2 million as compared to income before provision for income taxes of $344.9 million for the year ended December 31, 2005. This decrease is due to primarily to the $145.1 million impairment recognized on our investment in the Transeastern JV, a $275.0 million estimated loss contingency for the potential restructuring of the Transeastern JV and the allegation of the lenders to the joint venture relating to certain guarantees issued by us in connection with the joint venture, and $155.5 million in inventory impairments and write-off of land deposits and abandonment costs.

Our effective tax rate was 17.6% and 36.7% for the years ended December 31, 2006 and 2005, respectively. Since we had a loss before benefit for income taxes of $244.2 million for the year ended December 31, 2006, the effective tax rate actually increased as compared to the same period in the prior year. The increase in the effective tax rate is primarily due to the recording of a valuation allowance on certain deferred tax assets and the non-deductible state portion of the impairment of our investment in unconsolidated joint ventures recognized during the year ended December 31, 2006, along with a shift in income to states with higher tax rates. These increases in the effective tax rate were partially offset by the impact of the American Jobs Creation Act of 2004.

For the year ended December 31, 2006, we had a net loss of $201.2 million (or a loss of $3.38 per diluted share) as compared to net income of $218.3 million (or $3.68 per diluted share) for the year ended December 31, 2005.

Results of Operations – Consolidated

Homebuilding

Homebuilding revenues increased 5% to $2.6 billion for the year ended December 31, 2006, from $2.5 billion for the year ended December 31, 2005. This increase is due to an increase in revenues from home sales to $2.4 billion for the year ended December 31, 2006, from $2.3 billion for the comparable period in 2005, offset by a decrease in revenues from land sales to $134.9 million for the year ended December 31, 2006, as compared to $194.9 million for the year ended December 31, 2005. The 8% increase in revenue from home sales, which is net of buyer incentives, was due to a 7% increase in the average price of homes delivered to $312,000 from $292,000 for the year ended December 31, 2005. The increase in the average price of homes delivered is due to increased demand in many of our markets during 2005 which allowed us to increase prices and to a lesser degree to changes in product mix. We expect our home sales revenues to decrease in 2007 as the number of home deliveries declines and the average price of homes delivered decreases due to increased incentives and decreased demand. The 31% decrease in revenue from land sales was due to the sale of various large tracts of land, particularly in the Phoenix market, during the year ended December 31, 2005.

Our homebuilding gross profit decreased 28% to $435.2 million for the year ended December 31, 2006, from $604.9 million for the year ended December 31, 2005. This decrease is primarily due to an increase in inventory impairments and abandonment costs of $148.4 million to $155.5 million for the year ended December 31, 2006. Excluding impairment charges, our gross profit margin on homes sales decreased to 24.0% from 25.0% for the year ended December 31, 2005. The decrease was primarily due to higher incentives on homes delivered resulting from softening demand. For the year ended December 31, 2006, our incentives on a per delivery basis increased 136% to $20,200 per home delivered as compared to $8,600 per home delivered for the year ended December 31, 2005. We expect gross margins, excluding impairment charges, to continue to decline in 2007 due to higher incentives being offered to improve velocity. Excluding impairment charges, gross profit on land sales declined $39.3 million to $6.3 million for the year ended December 31, 2006. This decrease is due primarily to the softening housing market causing a less competitive market for land.

SG&A expenses increased to $376.2 million for the year ended December 31, 2006, from $322.9 million for the year ended December 31, 2005. The increase in SG&A expenses is due primarily to: (1) an increase of $40.7 million in direct selling and advertising expenses, which include commissions, closing costs, advertising and sales associates compensation, as a result of the more challenging housing market; (2) an increase of $10.1 million in severance expenses resulting from employee termination benefits and contract termination costs relating to certain consulting contracts for which we do not expect to receive economic benefit during the remaining terms; and (3) an increase of $5.0 in stock-based compensation expense.

SG&A expenses as a percentage of revenues from home sales for the year ended December 31, 2006 increased to 15.4%, as compared to 14.2% for the year ended December 31, 2005. The 160 basis point increase in SG&A expenses as a percentage of home sales revenues is due to the factors discussed above. We expect our selling expenses as a percentage of our revenue from home sales to continue to increase in 2007 due to the competition for homebuyers. Our ratio of SG&A expenses as a percentage of revenues from home sales is also affected by the fact that our consolidated revenues from home sales do not include revenues recognized by our unconsolidated joint ventures; however, the compensation and other expenses incurred by us in connection with certain of these joint ventures are included in our consolidated SG&A expenses.

For the year ended December 31, 2006, we had a loss from joint ventures of $48.1 million compared to income from joint ventures of $45.7 million for the year ended December 31, 2005. The decrease in joint venture earnings is primarily due to an impairment loss of $145.1 million for the year ended December 31, 2006 related to our investment in the Transeastern JV and an impairment charge of $7.7 million in a joint venture in Southwest Florida. Excluding the impairment losses, our earnings from joint ventures increased to $104.7 million for the year ended December 31, 2006 from $45.7 million for the year ended December 31, 2005. This increase is a result of a 35% increase in the number of joint venture deliveries (excluding the Transeastern JV) to 1,778 deliveries for the year ended December 31, 2006 from 1,319 deliveries for the year ended December 31, 2005.

For the year ended December 31, 2006, we recorded a $275.0 million estimated loss contingency related to the Transeastern joint venture.

During the year ended December 31, 2006, we recorded a $5.7 million goodwill impairment charge to write-off all the goodwill recorded in our Colorado division.

Net Sales Orders and Homes in Backlog (consolidated)

For the year ended December 31, 2006, net sales orders decreased by 24% as compared the year ended December 31, 2005. The decrease in net sales orders is due to decreased demand for new homes and higher cancellation rates, especially during the second half of 2006. We expect these factors to continue to negatively impact our combined net sales orders until the markets normalize.

Our cancellation rate increased to 32% for the year ended December 31, 2006 from 18% for the year ended December 31, 2005. All of our regions have experienced an increase in cancellation rates for the year as compared to the same period in 2005. Our West region had the largest increase in cancellation rate to 44% for the year ended December 31, 2006 from 18% for the year ended December 31, 2005. Our Florida region also experienced a large increase in cancellation rates to 33% for the year ended December 31, 2006 from 11% for the year ended December 31, 2005. The cancellation rates for our Mid-Atlantic and Texas regions were 25% and 28%, respectively, for the year ended December 31, 2006 which represent a 6% and 5% increase, respectively, over the prior year.

We had 4,091 homes in backlog as of December 31, 2006, as compared to 5,272 homes in backlog as of December 31, 2005. The 22% decrease in backlog is primarily due to a decline in net sales orders as compared to the increase in deliveries resulting from increased cancellation rates and decreased demand. The sales value of backlog decreased 17% to $1.4 billion at December 31, 2006, from $1.8 billion at December 31, 2005, due to the decrease in the number of homes in backlog which was offset by an increase in the average selling price of homes in backlog to $355,000 from $333,000 from period to period. The increase in the average selling price of homes in backlog was primarily due to a change in product mix. We expect the average selling price of homes in backlog to decrease in the future as cancellations continue to increase and higher incentives are offered to move home inventory.

Net Sales Orders and Homes in Backlog (unconsolidated joint ventures excluding the Transeastern JV)

For the year ended December 31, 2006, net sales orders decreased by 59% as compared to the year ended December 31, 2005. The decrease in net sales orders is due to challenging market conditions, decreased demand and higher cancellation rates. We expect these factors to continue to negatively impact our combined net sales orders until the markets strengthen. The decrease in net sales orders is also due to a decline in the number of active communities in our joint ventures. We intend to limit the use of joint ventures that build and sell homes.

We had 502 homes in backlog as of December 31, 2006, as compared to 1,671 homes in backlog as of December 31, 2005. The 70% decrease in backlog primarily is due to a decline in net sales orders as compared to the increase in deliveries. The decline in net sales order is due to the factors described above.

Joint venture revenues are not included in our consolidated financial statements. At December 31, 2006, the sales value of our joint ventures’ homes in backlog (excluding the Transeastern JV) was $171.2 million compared to $626.2 million at December 31, 2005. This decrease is due primarily to the decrease in homes in backlog. In addition, the average selling price of homes in backlog (excluding the Transeastern JV) decreased to $341,000 from $375,000 from period to period.

Financial Services

Financial Services revenues increased to $63.3 million for the year ended December 31, 2006, from $47.5 million for the year ended December 31, 2005. This 33% increase is due primarily to an increase in the number of closings at our mortgage and title operations and increased revenue per loan at our mortgage operations due to a shift toward more fixed rate mortgages. For the year ended December 31, 2006, our mix of mortgage originations was 19% adjustable rate mortgages (of which approximately 89% were interest only) and 81% fixed rate mortgages, which is a shift from 34% adjustable rate mortgages and 66% fixed rate mortgages in the comparable period of the prior year. The average FICO score of our homebuyers during the year ended December 31, 2006 was 728, and the average loan to value ratio on first mortgages was 77%. For the year ended December 31, 2006, approximately 10% of our homebuyers paid in cash as compared to 11% during the year ended December 31, 2005. Our combined mortgage operations capture ratio for non-cash homebuyers (excluding the Transeastern JV) increased to 69% for the year ended December 31, 2006 from 65% for the year ended December 31, 2005. The number of closings at our mortgage operations increased to 6,276 for the year ended December 31, 2006, from 5,455 for the year ended December 31, 2005. Our combined title operations capture ratio (excluding the Transeastern JV) increased to 98% of our homebuyers for the year ended December 31, 2006, from 91% for the comparable period in 2005. The capture ratio for the year ended December 31, 2005 was affected by an organizational change in our Phoenix operations causing a loss of closings during the period. The number of closings at our title operations decreased slightly to 23,248 for the year ended December 31, 2006, from 23,530 for the same period in 2005. Non-affiliated customers accounted for approximately 66% of our title company revenues for the year ended December 31, 2006.

Financial Services expenses increased to $41.8 million for the year ended December 31, 2006, from $39.0 million for the year ended December 31, 2005. This 7% increase is a result of increased compensation and slightly higher staff levels.